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As filed with the Securities and Exchange Commission on February 24, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PUBLIC MEDIA WORKS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or jurisdiction of incorporation or organization)	000-29905 (Commission File Number)	98-0020849 (I.R.S. Employer Identification Number)
14759 Oxnard Street Van Nuys, California 91411 (Address of principal executive offices)
818-904-9029 Registrant's telephone number, including area code)
Burnam Management, Inc. 9175 Mainwaring Road Sidney, British Columbia V8L 1J9 Canada (Former name or former address, if changed since last report)
Copies to: David B. Stocker, Esq. 4745 North Seventh Street, Suite 234 Phoenix, Arizona 85014 Telephone: 602-235-9080 Facsimile: 602-235-9040

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Dollar Amount to registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock(1)	$10,000,000	$2.00(2)	$10,000,000	$1,267.00

Total:				$1,267.00

(1)
5,000,000 shares of common stock relate to the offering by the Selling Security Holders.

(2)
Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

        Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Explanatory Note

        This registration statement contains a prospectus relating to the offering of 5,000,000 shares of common stock by the Selling Security Holders who may wish to sell their common stock. The Company will not receive any proceeds from these sales.

PROSPECTUS

February     , 2004

PUBLIC MEDIA WORKS, INC.

5,000,000 Shares of Common Stock
Offered by the Selling Security Holders
$2.00 per Share

        We are an entertainment company that integrates film and television productions with advertising.

        This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. The selling security holders will sell at the price of $2.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter, at prevailing market prices or privately negotiated prices.

        Both offerings will terminate on the earlier of (i) the date when the sale of the sale of the 5,000,000 shares by the selling security holders, or (ii) 180 days from the date of this prospectus, unless we extend this offering, without further notice, for an additional 90 days. Notwithstanding the conditions (i) and (ii) above, we may, in our sole discretion, terminate this offering prior to 180 days from the date of this prospectus by a unanimous vote of our board of directors.

        The selling security holders are offering the shares of common stock in a self-underwritten offering. There is no minimum number of shares to be sold in this offering. No underwriting arrangements for this offering exist. The proceeds from the sale of up to 5,000,000 shares of common stock will be available directly to the selling security holders. There are no arrangements to place any of the proceeds in escrow.

	Number of Shares		Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company and the Selling Security Holder
Per Share	1		$2.00	$0.00	$0.00
	5,000,000	(1)	$10,000,000.00	$0.00	$10,000,000.00

Total:	5,000,000		$10,000,000.00	$0.00	$10,000,000.00

(1)
5,000,000 shares of common stock relate to the offering by the selling security holders.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February     , 2004

[Inside Front Cover and Back Cover Pages]

Dealer Prospectus Delivery Obligation

        Until                        , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

ii

PART I: INFORMATION REQUIRED IN PROSPECTUS

Item 3.    Summary Information and Risk Factors.

        This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus. You should read and carefully consider the entire prospectus before making a decision to purchase our common stock.

Our Company

        Public Media Works, Inc. (the "company," "we," or "our") was incorporated in the State of Delaware as Burnam Management, Inc. on March 3, 2000. We changed our name to Public Media Works, Inc. on August 29, 2003. We are an entertainment company that integrates film and television productions with interactive marketing and advertising. As of the date of this prospectus, we have engaged in only limited start-up efforts and have not generated any revenues. Taking these facts into account, our independent auditor has expressed substantial doubt about our ability to continue as a going concern.

        As of the date of this prospectus, we have 25,012,500 shares of $0.0001 par value common stock issued and outstanding.

        Our administrative office is located at 14759 Oxnard Street, Van Nuys, California 91411, telephone: 818-904-9029.

        Our fiscal year end is February 28.

The Offering by the Selling Security Holders

        We are registering 5,000,000 shares of common stock for sale by the Selling Security Holders, who will sell at the price of $2.00 per share until our shares are quoted on the OTC Bulletin Board or the "Pink Sheets" and thereafter, at prevailing market prices or privately negotiated prices. The proceeds from the sale of up to 5,000,000 shares of common stock will be available directly to the Selling Security Holders.

        The Selling Security Holders are offering the shares of common stock in a self-underwritten offering. There is no minimum number of shares to be sold in this offering. No underwriting arrangements for this offering exist. There are no arrangements to place any of the proceeds in escrow.

        The offering shall terminate on the earlier of (i) the date when the sale of the sale of the 5,000,000 shares by the Selling Security Holders are both completed or (ii) one hundred and eighty (180) days from the date of this prospectus, unless we extend this offering, without further notice, for an additional ninety (90) days. Notwithstanding the conditions (i) and (ii) above, we may, in our sole discretion, terminate this offering prior to one hundred and eighty (180) days from the date of this prospectus by a unanimous vote of our Board of Directors.

        Prior to this offering, there has been no public market for our common stock. Neither the Nasdaq National Market nor any national securities exchange lists our common stock. We anticipate that our common stock will initially be traded on the OTC Bulletin Board after this offering. We have not taken any steps to obtain a market maker for our common stock.

        Our transfer agent is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251, telephone 480-481-3940.

        We have agreed to pay all costs and expenses relating to the registration of our common stock.

        The purchase of the common stock of this offering involves a high degree of risk. Our common stock offered in this prospectus is for investment purposes only, and currently no market exists for our common stock. See "Risk Factors" and "Dilution."

FINANCIAL SUMMARY INFORMATION

        The following Summary Financial Summary and Operating Data have been derived from our financial statements for the periods indicated. You should read the following financial data in conjunction with the our financial statements and the notes thereto included elsewhere in this Registration Statement.

Year Ending December 31, 2003
(Audited)
Statement of Operations
Income statement data:
Revenues	$0
Income (loss) from operations	$(1,459,750)
Net Interest Expense	$(98,773)
Income (loss) before income taxes	$(1,558,483)
Income tax	$2,400
Net income (loss)	$(1,560,883)
Per share data:
Weighted average shares outstanding	25,012,500
Net Income (loss)	$(1,560,883)
Balance sheet data:
Total assets	$147,026
Total liabilities and stockholders' equity	$147,026

RISK FACTORS

        The purchase of the shares of our common stock involves a high degree of risk. In addition to the other information contained elsewhere in this prospectus, you should consider the following factors and the matters discussed elsewhere in this prospectus when evaluating an investment in our common stock. Many of the factors discussed below are not within our control. We provide no assurance that one or more of these factors will not adversely affect

    •
    the market price of our common stock,

    •
    our future operations, and

    •
    our business,

    •
    financial condition, or

    •
    results of operations

  •
  requiring significant reduction or discontinuance of our operations,

  •
  requiring us to seek a merger partner or

  •
  requiring us to sell additional stock on terms that are highly dilutive to our shareholders.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

        We are a development stage company. We have a limited operating history upon which you can base your evaluation of our prospects and the potential value of our common stock. We have not previously completed the development and production of a motion picture or television show. We are confronted with the risks inherent in a start-up, development stage company, including difficulties and delays in connection with commencement of our motion picture and television projects, operational difficulties and our potential under-estimation of movie and television production and corporate administrative costs.

We have not realized any revenue from operations and have incurred substantial losses and such losses may continue which will increase our accumulated deficit.

        Since commencement of the operations of the Company in March, 2000, we have incurred substantial operating losses. During the years ended December 31, 2002 and 2001, we did not realize any revenues from operations and incurred substantial losses. Our losses from operations have resulted in an accumulated deficit at December 31, 2003, of $1,560,883. We expect to have an increased level of operating expenses during the next 12 months and possibly longer until we realize revenue from the distribution of our produced motion pictures and television shows. We will be required to make significant expenditures in the development and production of our motion pictures and television shows and may not realize revenue from these projects for a substantial period. Consequently, we anticipate continuing to incur significant and increasing losses in the foreseeable future until the time, if ever, that we are able to generate sufficient revenues to support our operations. There is no assurance that we will ever obtain profitability which may lead to the entire loss of investment in our common stock.

We may not obtain profitability which may require suspension of our operations, seek a merger partner or obtain additional equity capital which may be dilutive to our shareholders.

        We cannot assure you that

  •
  our movie and television projects will be financially successful,

  •
  we will be able to successfully implement our business strategy, or

  •
  we will be able to generate meaningful revenue or achieve profitable operations.

        We will undertake a movie or television project based entirely on our preliminary evaluation of the project's commercial success, which depends on a number of factors beyond our control, including,

  •
  viewer preference and taste, which constantly changes,

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  quantity and popularity of other films, television shows and leisure activities available to movie goers and viewers at the time of release of our projects,

  •
  exhibition competition at movie theaters and on television, through rentals, on cable television and through other forms or channels of distribution and viewing, and

  •
  inability to obtain distribution in all media channels.

        If we do not achieve or sustain profitable operations, we could be required to reduce significantly or suspend our operations, including research and development activities, seek a merger partner or sell additional securities on terms that may be highly dilutive to the purchasers of the shares pursuant to this offering.

We face substantial capital requirements and financial risks.

        Our business requires a substantial investment of capital.    The acquisition, production, and distribution of motion pictures and television shows requires a significant amount of capital resources. A substantial amount of time may elapse between our expenditure of funds and the receipt of revenues from our projects. Although we intend to take measures to reduce the risks of our production exposure, there is no assure that we will be able to successfully implement these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of our projects. As our production activities or production budgets increase, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

        Budget overruns may adversely affect our business.    Our business model requires that we be efficient in production of our projects. Actual production costs often exceed their budget, sometimes substantially. The production, completion and distribution of our projects are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a production incurs substantial budget overruns, we may be required to seek additional financing from outside sources to complete production. We cannot make assurances regarding the availability of such financing on terms acceptable to us, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

        In addition, if a production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations or financial condition. Increased costs incurred with respect to a particular project may result in the delayed release of a project at the intended time and potentially the postponement to a less favorable time, all of which could cause a decline in box office revenue and the overall financial success of the movie. Budget overruns could also prevent a movie from being completed or released. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

        Production and marketing costs of movies are rising at a faster rate than increases in either domestic admissions to movies theaters or admission ticket prices, leaving us more dependent on other media, such as home video, television and foreign markets. Our inability to successfully exploit these other media could have a material adverse effect on our business, results of operations or financial condition.

Our revenues and results of operations may fluctuate significantly.

        Revenues and results of operations are difficult to predict and depend on a variety of factors.    Our revenues and results of operations will depend significantly upon the commercial success of our projects that we produce and distribute, which we cannot predict with certainty. Consequently, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. We cannot assure you that we will manage the acquisition, production, and distribution of our projects as profitably from period to period which could have a material adverse effect on our business, results of operations and financial condition.

        We lack agreements with cable and broadcast channels.    We do not have any arrangements with cable or broadcast channels to exhibit our projects. We expect that our projects will be exhibited by broadcasters under license rights on a project-by-project basis, rather than an output basis. There is no assurance that we will be able to secure distribution agreements on acceptable terms, if at all. Without multiple distribution agreements that typically contain guaranteed minimum payments, our revenues may be subject to greater volatility that could have a material adverse effect on our business, results of operations or financial condition.

        Our revenues and results of operations are vulnerable to foreign currency fluctuations.    While we report our revenues and results of operations in U.S. dollars, a significant portion of our revenues maybe earned outside of the United States through foreign licensing arrangements. We cannot accurately predict the impact of future exchange rate fluctuations between the U.S. dollar and foreign currencies on revenues and operating margins, and fluctuations could have a material adverse effect on our business, results of operations or financial condition. From time to time, we may experience currency exposure on distribution and production revenues and expenses from foreign countries that could have a material adverse effect on our business, results of operations and financial condition.

        Accounting practices used in our industry may accentuate fluctuations in operating results.    In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results. In accordance with U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the "individual-film-forecast" method. Under this accounting method, we amortize film costs for each film based on the ratio that revenue earned by title in the current period divided by the estimated total revenues by title. We will be required to regularly review and revise when necessary our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization as well as a write-down of the fill asset to estimated fair value. Results of operations in future years will be affected by our amortization of our film costs. Periodic adjustments in amortization rates may significantly affect these results. In addition, we are required to expense production advertising costs as incurred, but are also required to recognize the revenue from any motion picture or television program over the entire revenue stream expected to be generated by the individual picture.

Our success depends on external factors in the motion picture and television industry.

        Our success depends on the commercial success of the motion pictures and television shows that we produce, which is difficult to accurately predict. Operating in the motion picture and television industry involves a substantial degree of risk. Each motion picture and television show is an individual artistic work, and favorable audience reactions primarily determine commercial success, the accurate predictability of which is difficult and sometimes impossible. Generally, the popularity of our projects depends on many factors, including the critical acclaim they receive, if any, the format of the initial release, for example, television, theatrical, or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our projects will also depend upon the quality and acceptance of the projects that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

        In addition, because a project's performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results many negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot assure you that our motion pictures will obtain favorable reviews or ratings, that our motion pictures will perform well at the box office or in ancillary markets or that broadcasters will license the rights to broadcast any of our projects. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

        Licensed distributors' failure to promote our programs may adversely affect our business.    Licensed distributors' decisions regarding the timing of release and promotional support of our projects and, if applicable, related products are important in determining the success of these projects. As with most companies engaging in licensed distribution, we do not control the timing and manner in which our licensed distributors distribute our projects. Any decision by those distributors not to distribute or promote one of our motion pictures or related products or to promote competitors' projects or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations or financial condition.

        We could be adversely affected by strikes or other union job actions.    The projects that we intend to produce generally will utilize actors, directors, and writers who are members of the Screen Actors Guild, Directors Guild of America, and Writers Guild of America, respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2002, for a term of three years. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of May 2, 2001, for a term of three years. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, and the Teamsters. A strike by one or more of the unions that provide personnel essential to the production of our projects could delay or halt our ongoing production activities. A union related halt or delay, depending on the length of time, could cause a delay or interruption in our release of new projects that could have a material adverse effect on our business, results of operations or financial condition.

We face substantial competition in all aspects of our business.

        We are in the development stage and, accordingly, our competitors are larger and more diversified, including the independent producers and major U.S. and international studios and production companies. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their operations. In addition, the major studios and many independent producers have substantially more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios and many independent producers may also give them an advantage in acquiring other businesses or assets that we might also be interested in acquiring. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The motion picture and television industries are highly competitive and at times may create an oversupply of motion pictures and television shows in the marketplace.

        The number of projects released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts or the television audience and make it more difficult for our films to succeed commercially. Oversupply of movies may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we do not plan to release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee you that we can release all of our projects initially as scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a competitor may force us to alter the release date of a film or television because we cannot always compete with a competitor's larger promotional campaign. Any such change could adversely impact a project's financial performance. In addition, if we cannot change our schedule following a change by a competitor because we are too close to the release date, the competitor's release and its typically lager promotion budget may adversely impact the financial performance of our films. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

        The limited supply of motion picture screens compounds this product oversupply problem.    Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to 10 to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations or financial condition.

        Technological advances may reduce our ability to exploit our motion pictures and television programs.    The entertainment industry in general and the motion picture industry in particular continue to undergo significant technological developments, including video-on-demand. This rapid growth of technology combined with shifting consumer tastes could change how consumers view our motion pictures and television programs. For example, an increase in video-on-demand could decrease home video rentals. Other entertainment distribution companies will have larger budgets to exploit these growing trends. Because we are in the early stages of development and our commercial success is impossible to predict, we cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations or financial condition.

The loss of key personnel could adversely affect our business.

        Our success depends to a significant degree upon the efforts, contributions and abilities of our management, namely, Thomas Szabo, Corbin Bernsen, and Shaun Edwardes. We do not have employment agreements with these persons. We do not maintain keyman insurance covering the death of these persons. We cannot assure you that the loss of the services of Messrs. Szabo, Bernsen, and

Edwardes could not have a material adverse effect on our business, results of operations of financial condition.

        In the production phase of our motion pictures and television shows, we will utilize highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound and lighting technicians, and actors. We expect to hire qualified personnel to provide these services. However, we may be unable to retain the desired quality of production personnel on acceptable terms, on a timely basis, or otherwise. This may result in delayed production or reduce the quality of the project that may consequently impair the revenue potential of the project. Further, the personnel hired may be members of unions and guilds that may restrict our ability to terminate unsatisfactory or non-performing personnel under existing union or guild contracts and regulations. This could result in delay of production and release of our projects and significantly increase our production costs.

Under the terms of completion bonds covering a motion picture project, in the event we fail to complete the movie on schedule and within budget, the bond company may takeover production, which may reduce the artistic integrity and commercial potential of the move.

        We expect to obtain a completion bond for each movie we undertake to produce. Our inability to complete a movie on schedule or within budget may result in the completion bond company taking over production. In this event, the bond company will have the right to replace any member of the production personnel, including members of our management team. The replacement of the production personnel may reduce the artistic quality of the movie, limit our ability to promote distribution of the movie or cause us to make changes in our management, all of which may adversely affect the movie's revenue potential and the results of our operations.

        Our ability to adhere to the production schedule and budget will be subject to many factors not within our control, including

  •
  the ability to attract suitable production and creative staff within our budget,

  •
  the availability of our production personnel, including directors, producers, and actors (particularly the lead and supporting actors) on the scheduled basis,

  •
  the weather conditions (seasonable or unseasonable, predicted or unpredicted) during the production phase,

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  the availability of desirable locations from a cost or timing viewpoint, and

  •
  the ability to utilize appropriate facilities for post-production phase on a timely basis.

In most cases our movies will be subject to rating restrictions and censorship that may result ratings that adversely reduce distribution and revenue potential.

        Certain pre-production distribution arrangements we expect to obtain may be based upon the subject movie having a particular rating classification from the Motion Picture Association of America (or MPAA). With these arrangements in place, we will intend to produce the movie in a manner that will ultimately obtain the expected rating. However, it is difficult to predict the rating classification that the MPAA will ultimately assign to the movie. If the expected rating were not obtained, distribution support (including marketing and advertising) may be reduced, resulting in fewer distribution venues and smaller viewing audience. Further, censors in foreign jurisdictions may find elements of a movie objectionable.

        At additional and unbudgeted costs, we may be required to revise the movie to obtain the desired rating classification or to remove the objectionable elements of the movie. Even following revision of the movie, the release in certain jurisdictions may be denied. These events may result in release and distribution delays and adversely affect to commercial success of the movie.

Failure to manage future growth may adversely affect our business.

        We may not be able to obtain additional funding to meet our requirements.    Our ability to grow through production and distribution of our projects and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all or our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, there could be a material adverse effect on our business, results of operations or financial condition.

        We are subject to risks associated with acquisitions and joint ventures.    We expect to enter into various arrangements, including joint ventures and partnerships, intended to complement or expand our business. We may not realize the benefits we anticipated when we entered into these arrangements. In addition, the negotiation of potential arrangements could require us to incur significant costs and cause diversion of management's time and resources. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

We face risks from doing business internationally.

        We intend to distribute our productions outside the United States through third party licenses and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

  •
  changes in local regulatory requirements, including restrictions on content;

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  changes in laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes);

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  differing degrees of protection for intellectual property;

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  instability of foreign economies and governments;

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  cultural barriers;

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  wars and acts of terrorism; and

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  the spread of severe acute respiratory syndrome, or SARS.

        Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

        Our ability to compete depends in part upon successful protection of our intellectual property.    We do not have the financial resources to protect our rights to the same extent as major studios and other competitors. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We may also distribute our products in countries in which there is no copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions that could have a material adverse effect on our business, results of operations or financial condition.

        Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations of financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims that could have a material adverse effect on our business, results of operations or financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

        Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern European bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies including the internet and online services, piracy could become more prevalent, including in the U.S., because digital formats are easier to copy and download, much like the musical recordings. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be an increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download pirated motion pictures rather than pay for motion pictures. Piracy of our films may adversely impact the gross receipts received from the exploitation of these films, domestically and internationally, which could have a material adverse effect on our business, results of operations or financial condition.

We may issue additional common stock at prices and on terms determined by our board of directors without shareholder consent or approval.

        We have 74,987,500 shares of our common stock available for issuance. We have the right to offer these shares at offering prices to be determined in the sole discretion of our board of directors. The sale of these shares may result in substantial dilution.

There is presently no public market for our common stock and a market may never develop.

        We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"); however, we cannot assure you that we will be able to obtain such a listing. The over-the-counter market ("OTC") differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market (exchange) and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broke-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required in order to obtain listing of securities on any of the public trading markets, including the OTCBB. We currently do not have a market maker for our securities. If we are able to obtain a market maker for our securities, we may obtain a listing on the OTCBB or develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, we cannot assure you that our securities will be able to meet the OTCBB requirements or that the securities will be accepted for a OTCBB listing.

        We cannot assure you that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, you may not be able to sell your shares, because a public market for our securities may not exist. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

"Penny stock" regulation may cause broker-dealers to be unable to sell our securities.

        There will be "penny stock" regulation of broker-dealer sales of our securities. For transactions covered by Rule 15g-9 under the Exchange Act, a broker-dealer must furnish to all investors in penny stocks a risk disclosure document required by the rule, make special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's accounts for transaction in penny stock, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and date copy of the written statement.

        A penny stock means any equity security other than a security (i) registered, or approved for registration, upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1; (ii) authorized or approved for authorization upon notice issuance, for quotation on the Nasdaq NMS; (iii) that has a price of five dollars or more; or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell our securities.

Investors face significant restrictions on the resale of our stock due to the way in which stock trades are handled by broker-dealers.

        Because of large broker-dealer spreads, investors may be unable to sell the stock immediately back to the broker-dealer at the same price the broker-dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all. The market among broker-dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers may be greater than any profit a seller may make.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse which may cause investors to lose their investment.

        Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse which could cause investors to lose their entire investment. Such patterns include:

  •
  control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

  •
  manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

  •
  "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

  •
  excessive and undisclosed differentials and markups by selling broker-dealers; and

  •
  the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Item 4. Use of Proceeds

        This prospectus is part of a registration statement that permits the Selling Security Holders to sell their shares on a continuous or delayed basis in the future. We will not receive any of the proceeds from the sale of the shares owned by the Selling Security Holder.

Item 5. Determination of Offering Price

        We have arbitrarily determined the offering price of the common stock, and the offering price bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, we considered such factors as the prospects, if any, for similar companies, the previous experience of management, our anticipated results of operations, our present financial resources, and the likelihood of acceptance of this offering.

        This offering is partly for the purpose of allowing our Selling Security Holders to sell their stock. The Selling Security Holders may sell their shares when the registration statement becomes effective, or it may elect to sell some or all of its shares at a later date.

        As the market develops, the Selling Security Holders will determine the price for the stock.

Item 6. Dilution

        Not applicable.

Item 7. Selling Security Holders.

        The following table sets forth (i) the number of outstanding shares, beneficially owned by the Selling Security Holders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

Name of Beneficial Owner of Common Stock	Number of Shares Beneficially Owned before the Offering	Number of Shares Offered	Number of Shares Beneficially Owned after the Offering	Percentage of Shares Beneficially Owned after the Offering
Julie DePuye	500,000	500,000	0	0
Mary Sue Fairbarn	1,000,000	1,000,000	0	0
World Equities, LLC	50,000	50,000	0	0
North American Equities	596,125	596,125	0	0
Paul V. John	596,125	596,125	0	0
Patricia Rogers	12,500	12,500	0	0
Michael Spearing	950,000	950,000	0	0
Vahan Nishkihn	25,000	25,000	0	0
David C. Schuck	25,000	25,000	0	0
George Mainas	150,000	150,000	0	0
David B. Stocker(1)	50,000	50,000	0	0

(1)
Mr. Stocker is our counsel.

        The Selling Security Holders have not been affiliated with us in any capacity in the past three years. The Selling Security Holders are not broker/dealers nor affiliates of a broker/dealer.

Item 8. Plan of Distribution.

        This is not an underwritten offering. This prospectus is part of a registration statement that permits the Selling Security Holders to sell its shares on a continuous or delayed basis in the future. The Selling Security Holders will sell at the price of $2.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter, at prevailing market prices or privately negotiated prices. We have not committed to keep the registration statement effective for any set period of time.

        The Selling Security Holders or their transferees may sell the shares offered by this prospectus from time to time. To the best of our knowledge, the Selling Security Holders have not entered into any underwriting arrangement. The distribution of the shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals at prevailing market prices at the time of the sale and prices related to prevailing market prices or negotiated prices.

        The Selling Security Holders may pledge all or a portion of the shares owned as collateral for margin accounts or in loan transactions. Such shares may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledgee in such loan transactions would have the same rights of sale as the Selling Security Holders under this prospectus. The Selling Security Holders also may enter into exchange traded listed option transactions which require the delivery of the shares listed hereunder. The Selling Security Holders may also transfer the shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without payment of consideration. Upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this prospectus.

        The Selling Security Holders and any brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act. The commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

        We cannot assure you that the Selling Security Holders will sell any or all of its shares. In order to comply with certain state securities laws the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution.

        In addition to, and without limiting the foregoing, the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Security Holders or any such other person.

        All of the foregoing may affect the marketability of the shares. Pursuant to an oral understanding we have with the Selling Security Holders, we will pay all the fees and expenses incident to the registration of the shares (other than the Selling Security Holders's pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Security Holders).

  OTC Bulletin Board

        No public market currently exists for shares of our common stock. We intend to apply to have our shares traded on the OTC bulletin board. We have not taken any actions to have our shares traded on the OTC bulletin board. We intend to apply to have our shares traded on the OTC bulletin board immediately after we have met the listing standards for the OTC bulletin board as set out by the National Association of Stock Dealers. In our case, these listing standards currently are:

  •
  An effective Registration Statement under The Securities Act of 1933;

  •
  To remain current with its quarterly and annual report filings with the Securities and Exchange Commission; and,

  •
  At least one market maker to make a market in its securities.

        Other than to remain current with our quarterly and annual report filings, we need to achieve a sufficient number of shareholders to interest a market maker in making a market in our securities. There is no minimum number of shareholders required for a stock to trade on the OTC Bulletin Board. We anticipate that our registered offering may result in our stock being held by enough shareholders to interest a market maker to make a market in trading our stock.

  Blue Sky Considerations

        Because our securities have not been registered for resale under the blue sky laws of any state, the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy our securities. You may be unable to sell our stock. Accordingly, you should consider the secondary market for our securities to be a limited one. You may be unable to resell your stock without the significant expense of state registration or qualification. We currently do not have any plans to register the shares being offered in this prospectus with any State.

Item 9. Legal Proceedings.

        No director, officer, significant employee, or consultant of the company has been convicted in a criminal proceeding, exclusive of traffic violations.

        No director, officer, significant employee, or consultant of the company has been permanently or temporarily enjoined, barred, suspended, or limited from involvement in any type of business, securities or banking activities.

        No director, officer, significant employee, or consultant of the company has been convicted of violating a federal or state securities or commodities law.

        Further, our officers and directors know of no legal proceedings against the company, or its property contemplated by any governmental authority.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

        Directors, Executive Officers, Promoters and Control Persons.

        Each of our directors is elected by the stockholders to a term of one (1) year and serves until his successor is elected and qualified. Each of the officers is appointed by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating, auditing, or compensation committees.

        The following table sets forth certain information regarding executive officers and directors of the company as of the date of this Registration Statement:

Name and Address	Age	Position
Thomas A. Szabo	43	Chairman and Chief Executive Officer

Corbin Bernsen	49	President
Shaun D.C. Edwardes	40	Executive Vice President

Background of Directors, Executive Officers, Promoters and Control Persons

Thomas A. Szabo—Chairman and Chief Executive Officer

        Mr. Szabo is a senior executive with over 20 years of experience managing all aspects of multi-million dollar international operations. He has founded and operated as Chairman and Chief Executive Officer several corporations including, most recently, Digital On-Demand, Inc., an interactive digital entertainment network that holds worldwide digital distribution contracts with major entertainment companies including Sony, Universal, EMI, BMG, and Disney. Founded in 1997, Digital On-Demand and its proprietary RedDotNet network, awarded with the coveted MicroSoft development award, was sold with a market value in excess of $100 million in 1999. Mr. Szabo has served as Managing Director of ACG, a late-stage pre-IPO finance and turnaround company, where he continues as Chairman, and as President of Napa Valley, Inc., a consumer products manufacturing company for mass merchants WalMart, Target and Kmart, and specialty retailers including Musicland and Wherehouse Entertainment. He currently serves on several Boards of Directors including Alliance Entertainment Corporation, among the nation's largest entertainment distributors with sales in excess of $1 billion.

Mr. Szabo is a well-regarded manager and motivator and is a popular speaker in many forums worldwide.

Corbin Bernsen—President

        Best known for his award-winning portrayal of Arnie Becker on the hit television show "LA LAW", and for his long string of first run films including "Major League", "Disorganized Crime", "Hello Again", and "Shattered", Mr. Bernsen has gained equal success behind the camera. As Founder and president, Mr. Bernsen has developed a number of companies in the entertainment technology sector including ECV, an interactive digital marketing program for actors and directors, and successfully launched Theatre of the Night, a touring company of professional actors bringing classic stage productions to audiences across America. Mr. Bernsen remains active on both the small and large screen with recurring roles on the CBS hit "JAG", and NBC's "The West Wing".

Shaun D.C. Edwardes—Executive Vice President

        Mr. Edwardes is an operations executive with 18 years of experience in the entertainment, recording, and production businesses. After touring the world with such acts as "Duran Duran", and "Michael Jackson" for the recording industry, he then became the project manager for the soundtrack to the TV series "Twin Peaks" for which the record was awarded a Grammy, and a Brit Award. Mr. Edwardes managed the incubation of several successful software development companies including VoxSurf Software International Ltd., a pioneering company in open email solutions with licensed integration into Motorola's Mobile Internet Exchange, and worked jointly with Broadcast.com, now owned by Yahoo! In the development of technology to stream live concerts to web audiences.

Board of Directors:

        The company has authorized five Board members. Three seats are currently occupied by management including Mr. Szabo, Mr. Bernsen, and Mr. Edwardes. The company is seeking to fill the remaining two seats.

Board of Advisors:

        The company has engaged seven members from the entertainment community to act as the company's Board of Advisors. These members are:

  Steven Bochco—creator of "LA LAW", "NYPD Blue", "Hill Street Blues"

  Denise Chamian—casting director "Saving Private Ryan", "yes Wide Shut"

  Kevin J. Foxe—producer "The Blair Witch Project", "In the Eye of the Storm"

  Sid Ganis—Vice Chairman of Columbia Picture, Emeritus

  Barry Kemp—creator of "Newhart", "Coach", "Patch Adams"

  Jordan Kerner—producer of "Less Than Zero", "Fried Green Tomatoes"

  Ed Scott—producer of "Young and the Restless"

Family Relationships

        None.

Compensation

        We have no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of our officers or directors, but the Board of Directors may recommend adoption of one or more such programs in the future. We have no employment contract or compensatory plan or arrangement with any of our officers.

        Each director of the company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors but do not receive compensation for services that they have provided as directors. There is no compensation committee and no compensation policies have been adopted. We may elect to pay non-cash consideration in the form of options to officers and directors in the future. In the future, we may elect a cash payment as well as a non-cash consideration.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, the named beneficial owner has, to our knowledge, either sole or majority voting and investment power.

Title Of Class	Name and Address of Beneficial Owner of Shares	Position	Amount of shares held by Owner	Percent of Class
Common	Thomas A. Szabo(1)	Chairman and CEO	5,000,000	19.99%
Common	Corbin Bernsen(1)	President	5,000,000	19.99%
Common	Shaun D.C. Edwardes(1)	Exec. Vice Pres.	5,000,000	19.99%

(1)
Management's addresses are in care of the company at its business address.

Item 12. Description of Securities.

        Our authorized capital stock consists of 100,000,000 shares of common stock, having a $0.0001 par value.

        The holders of our common stock:

  •
  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

  •
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  •
  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  •
  are entitled to one vote per share on all matters on which stockholders may vote.

Non-Cumulative Voting

        Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

        As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. We do not presently intend to pay any cash dividends in the foreseeable future, but rather we intend to reinvest earnings, if any, in our business operations.

Reports

        After this offering, we will furnish our shareholders with annual financial reports certified by our independent accountant, and we will furnish unaudited quarterly financial reports.

Item 13. Interest of Named Experts and Counsel.

        The validity of the common stock offered hereby will be passed upon for Public Media Works, Inc. by David B. Stocker, Esq., Phoenix, Arizona.

        Certain of the financial statements of Public Media Works, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Burnham & Schumm, P.C., independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement. Burnham & Schumm, P.C. has served as our independent auditor since August 20, 2003. We have not had any dispute with our auditor over accounting or financial disclosure.

        Neither Burnham & Schumm, P.C. (Auditor) or David B. Stocker, Esq. (Legal Counsel) was employed on a contingent basis in connection with the registration or offering of our common stock.

Item 14. Disclosure of Commission Position of Indemnification for Securities Act

Indemnification of Directors and Officers

        Our Articles of Incorporation, Bylaws, and certain statutes provide for the indemnification of a present or former directors or officers. See Item 24 "Indemnification of Directors and Officers."

The Securities and Exchange Commission's Policy on Indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Organization Within Last Five Years.

        The company was incorporated in the State of Delaware on March 3, 2000.

        See Item 26 "Recent Sales of Unregistered Securities" herein for our capitalization history.

Item 16. Description of Business.

Background

        The number of television and movie outlets in the last few years has increased. This increase has broadened the choices of the audience for entertainment. Thus, advertisers are experiencing greater difficulty in reaching their target buyers, and are losing faith and value in the traditional 30-second and 60-second television commercial advertisements. The fast-forward and advertisement-skipping functions of video-on-demand services, personal video recorders and other new technologies, including TiVO, may remove advertisements. Advertisers are looking for new forms of advertisement, and therefore, may invest in branded entertainment and interactive applications as a new marketing vehicle.

        Advertisers will increasingly link their products and brands to programming, and advertisers will search for different methods to incorporate their products into television shows and films. More importantly, advertisers need a method to measure and analyze their success.

        Advertisers will still use television, theatrical and traditional distribution products to reach the broadest possible audience. However, in our business model, advertisers will possess an active role in creating programming. Advertisers will also align with television and movie studios to create branded entertainment. Interactive entertainment products has resulted in major studios and television networks creating alliances with web-based companies, such as AOL and Yahoo!, to supply online and offline promotional marketing campaigns. The Internet is essential because of its ability to measure consumer interest in real-time, as well as provide immediate information regarding what works and what fails in terms of an advertising campaign. By simultaneously creating entertaining content and a meaningful interactive and entertaining online experience for the consumer, we believe we will create film and television content that will integrate interactive components and a core audience. This process should foster viewer retention, as well as meet the changing needs of advertisers, all while preserving the viewer's entertainment experience.

        We are a media studio that produces interactive environments to help market our products. Our products are full-length feature films, recurring network television series, and made-for-television special content that incorporates our pre-production, production, and post-production advertising technologies. We have designed our technologies to identify and develop viewer relationships that expose viewers to sponsor brands through interactive entertainment.

        Our primary viewer interface is our Virtual Studio at www.publicfilmworks.com. This is where viewers can participate and interact with the production process of making filmed entertainment. We intend to identify viewers based on demographic and geographic parameters who will participate in the development of specific content being produced at our physical studio. We intend for viewers to view real-time filming, vote to influence content style, and interact with the actors in the production. We intend to expose our viewers to our brand sponsors and advertisers. The viewers will vote for the inclusion of products in our content. These votes will create valuable data for the advertisers, and allow the viewers to participate in the production and filming process. The interaction primarily serves to create a new advertising model for sponsoring brands. The interaction should also build an audience that enhances the distribution potential and financial success of our film and television content.

        We intend to sell completed films and television shows through traditional channels of theatrical release, network broadcast, rental release, retail sales, and direct-to-consumer channels. After distribution, our interaction with the consumer will continue at our Virtual Studio through dedicated exposure to sponsoring brands.

Business Units

        To serve the needs of the traditional production market sector, as well as emerging markets, we have established and manage several business units. We manage each unit separately, but they are cross-marketed and reported as a consolidated business.

        Feature Film production:    Our film production unit will develop and produce original feature films for theatrical release, network and cable television licensing, DVD and VHS rental, and commercial sale. We will pay for the development and production with our own monies or through limited partnerships established for each production, and utilize third-party producers to actually shoot the projects. Our production and distribution process should provide revenue models during pre-production using advertiser sponsorship and viewer participation, during production by allowing viewers to see the virtual production and through pre-sales of production material and content, and through conventional post-production channels of distribution. We currently own two feature films that are in the early pre-production phase.

          3 Day Test—On the verge of another Christmas holiday, Martin Taylor decides not to waste his vacation time this winter. With a strong desire to connect with his children and rekindle an unsatisfying marriage, he forces his family to participate in a test. Over three days, Martin keeps his family inside the house, cutting off the water, electricity, and phones on which they have become so dependent. He only allows them to use resources they can find in the house in order to provide themselves with just enough heat, food, and sanity. As they grind out the days, they encounter many adversities from the outside world including Martin's apocalypse-fearing brother. They learn that if they are going to survive the three day test, and life beyond, they are going to need each other.

          We have completed the screenplay and intends to begin production in the first quarter of 2004. We have entered into a commission based agreement with U4oria, Inc., a San Diego, California based marketing firm to engage and manage sponsor relationships for the film. Our target is twenty sponsor relationships for the film. We intend to use what we believe is the loyal fan base and worldwide appeal of daytime drama soap opera stars in casting the leading actors for the film. We have formal Letters of Intent regarding their participation. Committed actors include Kin Shriner ("General Hospital", "Full House", Melrose Place"), Eileen Davidson ("Young and the Restless", "Eternity", "Easy Wheels"), Farah Fath ("Days of our Lives"), Tony Geary ("General Hospital", All in the Family", Starsky and Hutch", "Murder, She Wrote"), Jess Walton ("Young and the Restless"), James Mitchell ("All My Children", "Charlie's Angels"), John McCook ("Bold and the Beautiful", LA Law", "Moonlighting"), Kristoff St. John ("Young and the Restless"), Arianne Zucker ("Days of our Lives"), James Reynolds ("Days of our Lives", The Incredible Hulk", Different Strokes", "The Dukes of Hazard", "Generations"), Steven Martinez ("Guiding Light", "General Hospital"), Jacob Young ("All My Children", "The Bold and the Beautiful") and Jeanne Cooper ("Young and the Restless").

          We have retained Charles Sherman Public Relations to engage and manage public relations regarding 3 Day Test and our publicity needs. We are currently negotiating with certain media partners whose selection criteria include their ability to reach the targeted Soap Opera audience. These partners include internet relationships with Soap City (www.soapcity.com), Soapdom (www.soapdom.com), About.com, Soap Opera Central, cable network relationships with SoapNet for a talk show format, and print partners including Soap Opera Digest and Soap Opera Weekly.

          Carpool Guy—The story centers around a junior executive at a large company who finds himself at a standstill in life. He can't seem to make headway at home or at work. To further complicate his life, he is quite literally at a standstill in two hours of traffic during his commute to and from work each day. Then, one day, he spots a disheveled homeless fellow sitting on a bench near the freeway ramp. He offers the man some money to ride with him to and from work allowing him access to the carpool lane and a little smooth sailing. It works, as he frees up an hour in his day, and it makes a huge difference. More time for his family, more time for work. Big things really begin to change for him when he starts to listen to the little pearls of wisdom the Carpool Guy emits from the back seat of his car. Then, when the Carpool Guy mysteriously disappears, he must make some difficult choices before it all falls apart again.

          We have retained screenplay writers and completed a full script for the film. We plan to begin pre-production of Carpool Guy and casting in the third quarter of 2004, and the production in the fourth quarter of 2004.

        Television production:    Our television production unit develops and produces original content programs for television distribution. Using multiple elements from our development and sponsorship model, we develop our content internally and produce the content with several production companies. We intend to pay for the development costs, and intend to enter into joint venture agreements during the production and distribution phases. We currently own six productions in varied phases of development:

          The Ultimate 18—Famed golf course architect Robert Trent Jones, Jr. selects his favorite 18 holes from golf courses around the world creating one ultimate course. Celebrity and sport figures are teamed together in a real-world, behind-the-scenes trip as they compete in an elimination format. Hosted by Robert Trent Jones, Jr., viewers watch as the celebrities travel, play, and compete around the world. The content is ready for production, and we have entered into an option agreement with Stone-Stanley Productions to produce and manage distribution. Our targeted distribution includes ESPN, Golf Channel, Travel Channel, TNN, ABC, and FOX. Our sponsorship targets golf product manufacturers including clubs, bags, and accessories, golf apparel, and lifestyle related goods including automobiles, food, wine, watches, sunglasses, travel and leisure.

          The Circuit—By 1859, the Southwest territories of the great American Frontier were becoming increasingly dense, and from it spawned a lawless society with vigilantes taking the law into their own hands. This is the period when Archibald Bishop, a newly appointed Circuit Judge for these territories, is given the task to bring justice to the land, In the spirit of the present day legal drama "LA LAW", The Circuit is about a lone judge who will pave the way for the American Judicial system in the Old West. Six episode script treatments have been completed and we have selected Old Tucson Studios in Arizona for the production. A pilot episode is scheduled for production in the first half of 2004. Our distribution targets are ABC, NBC, CBS, FOX, HBO, and Showtime. Our sponsorship targets include manufacturers of denim jeans, boots, hats, saddles, construction, and tools.

          A Taste of History—Many of today's most famous food dishes and beverages have a story behind them that details their history and creation. This exciting series combines a cooking show, a history show, and a travel show into a series package that tells the story behind these favorites. We have completed six episode treatments and produced a promotional clip. We have scheduled a pilot episode for production in the third quarter of 2004. Our target distribution networks include The Cooking Channel, Food Network, History Channel, Travel Channel, and Fine Living. Our target sponsors include kitchen appliances, cookware, food and beverage, and travel providers.

          TechStyle—In a world of high level competition between technology driven products, companies are increasingly focusing on style to be "cutting edge". With host Amanda Pays (currently seen on Fine Living's "Breathing Rooms"), TechStyle takes a step into the future and explores new products from a style point of view. Without losing sight of technology, the series searches for the hippest looking gear for the home, office, recreation, and vehicles. Each episode is written to look into the near future. We have completed full treatments, and the series is ready for production. We intend to meet with network distributors in the fourth quarter of 2004. Our target distribution networks are TechTV, StyleTV, HGTV, and Fine Living Network. Our target sponsors include entertainment system manufacturers, apparel, vehicles, recreation equipment, office equipment, and home appliances.

Virtual Studio:

        We have completed the development of our Virtual Studio, which viewers may access through our website, www.publicfilmworks.com. We have designed the Virtual Studio to provide viewers with access to our content during production, drive the sponsorship revenue model, and provide traditional Internet marketing and retail sales.

        The studio consists of two primary areas: the studio lot, and the interactive production studio. The studio lot is a virtual presentation that mirrors the physical studio lot. Viewers may enter, at no charge, all areas of the Virtual Studio lot including the Studio Theater. The Studio Theater allows visitors to view recently shot footage of projects in production, out-takes of their favorite stars, rough cuts of content prior to their release, trailers from films currently in theaters, selections from an extensive library of classic movie trailers and old television commercials, and the Studio Café which is a chat environment that hosts a variety of entertainment industry related topics. The Studio Store is a traditional Internet sales and marketing revenue model that offers Hollywood staples such as books, software, posters, and collectibles for sale. We have entered into electronic commerce sales and distribution agreements with companies including eBay, Best Buy, Apple, Studio Depot, Final Draft, Adobe, and Variety magazine for commerce related to the Studio Store. We intend to engage 15 - 20 additional vendors in the first quarter of 2004.

        The second element of our Virtual Studio is the interactive production studio. The production studio allows viewers to go behind the scenes and participate in the creation of a project. We intend to introduce scripts, actors, and sponsoring brands to the viewers during each phase of the production schedule. We will encourage viewers to interact with the production process using a voting system on a scene-by-scene basis. As the production progresses, viewers will influence the look and feel of each scene by selecting from various props, wardrobes, and set elements provided by sponsors of each production. For each character, and every set, including sponsored items ranging from wardrobe and accessories to automobiles and furniture, we will present items for viewers to vote on for inclusion in a scene.

        For example, a character in a particular scene will wear an elegant evening gown. We will present the script to the audience while the brand sponsor presents various choices of the gown for the character to wear. The gowns could be samples of the sponsor's line from the next season. Through this process, the sponsor learns about the desires of the target audience. We will present gown styles in various cuts and colors, and we will compile the audience's selections in our marketing database. We will present data regarding the the viewers' selections according to criteria that the sponsor predetermines. The sponsor may use this information to determine the feasibility of new products or estimate manufacturing volumes by style and color. We will then incorporate the selected products into each scene as a product placement. This placement should deliver exposure to the sponsor by associating products to actors and settings. The placement should also develop brand recognition through implied endorsement by the actors.

        Our Virtual Studio should develop relationships between the sponsoring brands and the viewers through the product selection process, through product placement in our film, and after release through our Studio Theater. Our Studio Theater will allow a viewer to retrieve all sponsor information and completed content.

        We have completed the technologies for our Virtual Studio. Our Virtual Studio operates on two dedicated computer servers, one for web applications, and the other for databases. We use software that will accommodate our television and feature film sponsorship revenue models. We have integrated our advertisement server into the website to display advertisements, and to manage our voting and a loyalty point system.

Sponsorship and Marketing:

        Our interactive production studio is the primary interface for our sponsorship and marketing revenue model. Our interactive studio should allow sponsoring products or brands to market through an entertaining experience, while also delivering specific brand messages and measuring results. The process should accurately identify consumer profiles and maintain the brand/consumer interaction over extended periods of time. We believe that our process will transform a brand's static message into an interactive vehicle that verifies consumer preferences and provides an advertiser with measured results.

        We intend to allow consumers to interact behind-the-scenes of the production of our motion picture and television projects. Our interactive studio will include inbound consumer "View and Touch" campaigns and outbound "Select and Accept" campaigns.

        The objective of our "View and Touch" campaign is to draw consumers from general brand exposure (View), to interact with the sponsor's product (Touch). The page view and click through leads to interaction between the brands and consumers as we prompt viewers to make product selections for our productions. For example, we may ask consumers select an actor's wardrobe from a from a participating brand. The Touch campaign requires the viewer to accept information about the brand's products. We want the viewer to learn and make decisions regarding the products, rather than only review information about a brand. We expect to realize revenue through page views containing brand logos, click-through charges from our studio page to the brand's website, and brand interaction when consumers select a brand on the our site.

        We have designed our outbound "Select and Accept" campaigns to measure precise consumer preferences. For example, when a consumer makes a wardrobe selection regarding a blouse for their favorite star to wear, we will enter the viewer's selection and profile into in our database. We will then contact the consumer from an e-mail address on the movie set on multiple separate occasions during the production of the movie. The e-mails will contain information about the movie and the sponsoring brand's message. The first outbound campaign sends a message to the consumer regarding which blouse received the best response, and when we have scheduled the filming of the scene with that blouse. (The consumer may watch this scene being filmed on our Virtual Studio Lot). We will integrate information about the blouse and the brand into this message.

        The second outbound campaign delivers a clip or an Internet link to a scene to the consumer using the actors wearing the blouse. This message will integrate the brand's message and information about where the product may be purchased, special promotions, or printable incentive and discount coupons. Using information from our consumer database, the sponor may also isolate consumer outbound programs to only those persons that the brand desires to target. For instance, a brand may elect to deliver messages from the movie set only to women, or only to the western region. We intend to realize revenue using outbound campaigns by charging sponsoring brands a fee for outbound delivery of selection results containing a brand message, for outbound delivery of movie scenes containing a brand message, and for outbound delivery of brand messages to demographically defined consumers. We intend to employ inbound and outbound sponsorship and marketing campaigns for each or movie and television production, and throughout the content's entire production schedule.

Production Studio:

        During the calendar year 2004, we intend to acquire a production studio. We intend to use this facility for all of our motion picture and television productions. We believe that this facility will provide us with a cost advantage over using leased facilities. We should also realize revenue through the leasing of sound stages, locations, equipment, and production services to third-party television, advertising, and motion picture productions.

        We believe that the facility will be located in the Southwestern United States. We believe that the industry trend is to move television, film, and commercial production outside of California, but maintain proximity to the talented labor resources located in Los Angeles, California. We intend to construct and develop up to 30,000 square feet of sound stages, and 25,000 square feet of additional administrative and production offices, mills, carpentry shops, storage, and other supporting structures.

        In addition, we intend to realize revenue through the leasing and rental of grip and electrical packages, camera packages, video assistance equipment, sound packages, production supplies and expendables, and by providing outside productions with services ranging from caterers and transportation to screening facilities and digital post facilities.

Content distribution:

        We intend to release our films either independently through partnerships with established distribution companies. At the close of the theatrical release revenues, we intend to pursue the rental markets, including Blockbuster and Hollywood Video, as well as closed-circuit rentals, including pay-per-view, hotel and airline networks. Upon the completion of these distribution agreements, we intend to pursue domestic network and cable distribution agreements. We intend to then release our products for retail sales in stores and on the Internet.

        We also intend to use our Virtual Studio for the sale of products during pre-production, production, and product release in various forms to the consumers identified through our marketing and sponsorship campaigns.

        We intend to sell each film and television show in the foreign market. We intend to sell to foreign territories during pre-production based on the strength of the script and the attachment of key actors. In some cases, we may sell a package of content specific to a geographic location. We intend to retain Internet and marketing rights associated with each product sold through foreign distribution.

Retail and Internet sales:

        We intend to create, develop, and sell retail products through our Virtual Studio and traditional retail sales channels. These products will include motion picture and television scripts, production information, scene and star photographs, and VHS or DVD completed content pieces. We intend to sell these items or packages at various times during the pre- and post-production process. We should then realize revenue during all stages of content development. Prior to the beginning of a production, we intend to sell items in the Virtual Studio store and at physical retail locations. We intend to deliver the finished television show or film with the packages. We intend to maintain an inventory of complete packages of all of productions. We also intend to market our productions through various star personal appearances and promotional events.

        We intend to develop and sell non-content specific products that contain our PublicFilmWorks logo. Logo products should include studio director chairs, hats, shirts, notebooks, and entertainment specific products. We intend to sell logo products through our Virtual Studio Store, through traditional retail channels, and incorporated into product lines that we offer at and through the production studio.

        We also intend to offer retail sales of products that are developed by third-party providers, such as eBay, Best Buy, Amazon, Apple, Adobe, and Variety. We intend to implement our third-party product offering in the first quarter of 2004.

        During the second quarter of 2004 and concurrent with our productions, we intend to develop and enter into several joint venture retail sales agreements that will allow major entertainment retailers to open retail storefronts on our website under a profit-sharing model.

Intellectual Property

        We own the rights to a variety of Internet domain names, including www.publicmediaworks.com and www.publicfilmworks.com. We also own trademark for "PublicFilmWorks."

        We intend to apply for patents related primarily to several areas of the virtual studio and design patents for new, original, and ornamental designs, as well as for articles of manufacture specific to Public Film Works, television and motion picture related products, and specific point-of-sale merchandise.

        We intend to protect various words, names, symbols, and devices that are used with goods produced by the company to distinguish them from those produced by others through the use of trademarks, and will identify and distinguish the source of several of our services through the use of service marks. We intend to register and maintain both trademarks and service marks through the United States Patent and Trademark Office.

        We intend to copyright all screenplays, project treatments, and other original material that we produce. We intend to use copyrights issued and maintained by the Copyright Office of the Library of Congress as the primary form of protection for all original works of authorship, including literary, dramatic, musical, artistic, and certain other intellectual works, both published and unpublished. The 1976 Copyright Act allows us the exclusive right to reproduce the copyrighted work, to prepare derivative works, to distribute the copyrighted work, to perform the copyrighted work, and to display the copyrighted work publicly. We will also register applicable screenplays and scripts with the Writers Guild of America.

Major contractors:

        The company currently employs four team on contract:

    New Media Dimensions, Inc.—six full time persons that the architecture of our Virtual Studio and integrating internally developed graphics and content.

    Charles Sherman Public Relations formerly the Director of Public Relations for 15 years for CBS daytime drama "The Young and the Restless", Mr. Sherman joins Public Media Works, Inc. to develop relationships on behalf of the company with leading entertainment publications including TV Guide, Variety, and Soap Digest.

    U4oria, Inc.—we have commission based agreement with this San Diego based company which will manage business activities related to the sponsorship and marketing models.

    Writing team—we have engaged a team of creative and screenwriters through the Writers Guild of America. Under the our agreement, all content, treatments, ideology, screenplays, scripts and full use become and remain the sole and exclusive property of Public Media Works, Inc. for all time and in all markets.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the schedules, which are parts of the registration statement. For further information with respect to our company and its common stock, see the registration statement and the exhibits and schedules thereto. Our filings with the Commission are also available to the public from the Commission's website at www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

DESCRIPTION OF PROPERTY

        We currently lease 1,800 square feet of office space on a month-to-month basis.

        We own a United States trademark for "PublicFilmWorks." We own the rights to a variety of Internet domain names, including www.publicmediaworks.com and www.publicfilmworks.com. We have no other patents trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.

GOVERNMENT REGULATION

        We do not require any government approval for the implementation of our business plan. Our operations are will be subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environmental and zoning regulations and ordinances.

Item 17. Management's Discussion and Plan of Operation

        This section must be read in conjunction with the Audited Financial Statements included in this Registration Statement.

a.     Management's Discussion

        Public Media Works, Inc. was incorporated under the laws of the State of Delaware on March 3, 2000. The Company began development of an interactive virtual studio marketing product that allows the Company to competitively engage in the development of full-length feature films, recurring network television series, and made-for-television special content under the name PublicFilmWorks. The Company plans to use these internally developed processes to capitalize, market, promote, produce, and distribute entertainment content. To date, the company has:

  •
  Developed a business plan

  •
  Secured capitalization through equity and debt offerings

  •
  Completed technical and creative product architecture

  •
  Engaged and retained staff for the completion of product development

  •
  Secured and completed product launch content

  •
  Identified and hired the management team

  •
  Leased and occupied corporate offices

  •
  Engaged partners and customers in business development activities

        In the operating period commencing May 15, 2000 to date, the Company has funded the development of the products and operating expenses through the issuance of common stock in exchange for cash and services and through unsecured notes payable to stockholders. During the development stage, the Company generated no revenue and incurred $950,086 in total development and operating expenses. The resulting cumulative net loss for the period from May 15, 2000 (inception) to October 31, 2003 was $950,086, and may be attributed primarily to pre-revenue development costs.

        On September 4, 2003, Public Media Works, Inc. completed a merger with Burnam Management, Inc., a Delaware Corporation. Under the terms of the agreement, Public Media Works, Inc. exchanged 20 million shares of the company's common stock for 20 million shares of Burnam Management, Inc. common stock. Concurrent with the closing of the merger, the Board of Directors of Public Media Works, Inc. replaced the Board of Burnam Management, Inc., and the management team of Public Media Works, Inc. assumed control of the combined entity. The surviving entity operates as Public Media Works, Inc. and continues development and operation of entertainment production and marketing under PublicFilmWorks.

Plan of Operation

        Public Media Works, Inc. creates film and television content that integrates an interactive sponsorship component. We are developing full-length feature films, recurring television network series, and made-for-television special content that incorporate our pre-production, production, and post-production technologies to identify and engage sponsor-centric viewers with exposure to sponsor brands through entertainment driven interaction related to the production process. The central engaging interface with the viewer during the production process is our Virtual Studio.

        In May, 2000, we began the development of the virtual studio. While planning the development criteria, we assembled a Board of Advisors comprised of industry leaders and experts to advise us during the creation of our business plan. Through the private placement of common stock, we capitalized the architectural development of the Virtual studio and the initial stages of the business plan. In September 2000, we hired an engineering development company to develop certain components of our interactive product for $115,000, and to maintain this component as an asset.

        From January, 2001 to the present, we have developed entertainment content through internal development, through the acquisition of third-party content, and by hiring outside screenplay writers on a contract basis. We are actively engaged in the development of seven productions for film and television distribution. Each project incorporates elements of the our development model using varied production, sponsorship capitalization, virtual studio interaction, and audience retention techniques.

        The first feature film project is scheduled for pre-production in the first quarter of 2004 and distribution in the fourth quarter of 2004. In October, 2003, the we executed an Option Agreement for the production of our first television series with Stone-Stanley, a leading network production company. We remain a pre-revenue development stage company and are dependant on our ability to raise capital through the sale of our common stock.

        Beginning in the fourth quarter of 2002, we developed revenue models for each of our productions. We identified target viewers using specific demographic and geographic parameters based on the perceived needs of our sponsors. In June, 2003, we contracted with a third-party development company to complete the revenue generating elements of the virtual studio. When complete, the Virtual Studio will provide sponsors of each production with six unique consumer touch points. These sponsor marketing opportunities are the revenue generators of the Virtual Studio and are ranked in value from inbound view and touch campaigns to outbound select and accept campaigns. While we are funded through the completion of development of these revenue generating elements, we anticipate that $20,000 in additional capital is required for the ongoing maintenance and future enhancements of the Virtual Studio.

        Our objective is to complete development of the Virtual Studio and execute the public product launch in January, 2004 was met. Concurrent with the Virtual Studio launch, the we plan to begin pre-production activities for the feature film "3 Day Test" and engage consumers in the pre-production and production revenue models beginning March, 2004. During this period, we anticipate the addition of three full-time staff persons including a sustaining engineer, a marketing manager, and a production manager. No additional facilities are planned for this period.

        Towards the end of the first quarter of 2004, we intend to begin marketing for sale the television series "Ultimate 18" to major networks, with our partner, Stone Stanley. The remaining feature film and television projects will continue using existing staff and contractors and will continue into pre-production and production throughout 2004.

        Revenue from sponsorship and our Virtual Studio interaction are planned to begin in January, 2004, and revenue from content distribution and sale are planned to begin in June, 2004. We intend to operate in strategically desirable markets during the first twelve months of operation.

LIQUIDITY AND CAPITAL RESOURCES

        We anticipate that cash on hand will meet short-term cash requirements. The following table illustrates how budgeted our cash on hand over the short-term:

—Printing and engraving expenses	$1,000
—Attorneys' fees and expenses	$5,000
—Accountants' fees and expenses	$5,000
—Transfer agent's and registrar's fees and expenses	$500
—Miscellaneous	$1,000

Total:	$12,500

        We will not expand our operations until revenues are realized and management feels that budgeted revenues can support expansion. We therefore have no specific long-term capital requirements other than those that vary with revenues. We plan to generate sufficient cash flow from revenues to meet our long-term requirements. Although existing cash and cash flow from revenues is expected to fulfill future capital needs, revenues in the long term may be insufficient. In the event that we require more capital, no commitments to provide additional funds have been made by management or shareholders. Accordingly, we cannot assure you that any additional funds will be available on terms acceptable to us or at all.

Item 18. Description of Property.

        We currently lease 1,800 square feet of office space on a month-to-month basis.

        We own a United States trademark for "PublicFilmWorks." We own the rights to a variety of Internet domain names, including www.publicmediaworks.com and www.publicfilmworks.com. We have no other patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.

Item 19. Certain Relationships and Related Transactions.

        None.

Item 20. Market for Common Equity and Related Stockholder Matters.

Market Information

        As of the date of this Registration Statement, there is no public market in our common stock. This Registration Statement is a step toward creating a public market for our stock, which may enhance the liquidity of our shares. However, we cannot assure you that a meaningful trading market will develop. We make no representation about the value of our common stock.

        As of the date of this Registration Statement,

  •
  there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the company;

  •
  there is no stock that currently could be sold pursuant to Rule 144 under the Securities Act or that we agreed to register for sale, other than the 5,000,000 shares being registered on behalf of the Selling Security Holders;

  •
  there are 20,012,500 shares of common stock not registered under this Registration Statement that are not eligible for sale pursuant to Rule 144 under the Securities Act; and

  •
  other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

Holders

        As of the date of this Registration Statement, we have 25,012,500 shares of $0.0001 par value common stock issued and outstanding. Our Transfer Agent is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251, telephone 480-481-3940.

Dividends

        We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.

Item 21. Executive Compensation.

		Compensation for the Period from Inception (March 3, 2000) to December 31, 2003
Name
	Position	Salary		Other
Thomas A. Szabo	Chairman and CEO	$120,000	(1)	$0
Corbin Bernsen	President	$120,000	(1)	$0
Shaun D.C. Edwardes	Exec. Vice President	$120,000	(1)	$0

(1)
From inception until August, 2003, these persons were paid on a bonus basis based on the company reaching certain milestones. From August, 2003 until, the present, these persons were each paid $10,000 per month. This is also the current expected salary for these persons.

        We have no existing or planned option/SAR grants.

        We have no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the board of directors may recommend adoption of one or more such programs in the future. We have no employment contracts with our executive officers. We do not have a compensation committee, and we have not adopted any compensation policies. See "Certain Relationships and Related Transactions."

Item 22. Financial Statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND FEBRUARY 28, 2003

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

TABLE OF CONTENTS

Page
Financial Statements:
Independent Auditors' Report	F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Stockholders' Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8-10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
of Public Media Works, Inc. (formerly Burnam Management, Inc.)

        We have audited the accompanying consolidated balance sheets of Public Media Works, Inc. and subsidiary (formerly Burnam Management, Inc.) (a Delaware corporation) as of December 31, 2003 and February 28, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten months ended December 31, 2003 and the year ended February 28, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Public Media Works, Inc. and subsidiary as of December 31, 2003 and February 28, 2003, and the results of its operations and its cash flows for the ten months ended December 31, 2003 and the year ended February 28, 2003 in conformity with U.S. generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 10 to the financial statements, the Company incurred a net loss of $610,797 and $272,818, respectively, during the ten months ended December 31, 2003 and the year ended February 28, 2003, and as of December 31, 2003, the Company's current liabilities exceeded its current assets by $330,763. These factors create an uncertainty as to the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon additional capital contributions from the sale of stock and the ability to generate operating revenue as the Company transitions from a development stage company to an operating company. The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

Salt Lake City, Utah
February 4, 2004

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	February 28, 2003
Assets
Current Assets:
Cash	$80,599	$—
Note receivable, related party	125,000	—
Prepaid expenses	2,296	210
Accrued interest receivable	164	—

Total current assets	208,059	210

Property and Equipment:
Furniture and leasehold improvements	20,649	20,054
Computers and office equipment	54,443	38,384

	75,092	58,438
Less: accumulated depreciation	36,808	26,622

	38,284	31,816

Other Assets:
Unamortized intangible assets, web site development	185,000	115,000
Film development costs	4,000	—

Total other assets	189,000	115,000

Total Assets	$435,343	$147,026

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$20,880	$3,289
Accrued interest, stockholders	90,766	63,566
Notes payable, stockholders	427,176	459,852

Total current liabilities	538,822	526,707

Stockholders' Equity:
Common stock, $.0001 par value 100,000,000 shares authorized, 25,012,500 and 5,000,000 issued and outstanding	2,501	500
Additional paid-in capital	1,454,903	569,905
Deficit accumulated during the development stage	(1,560,883)	(950,086)

Total stockholders' equity	(103,479)	(379,681)

Total Liabilities and Stockholders' Equity	$435,343	$147,026

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Ten Months Ended December 31, 2003	For the Year Ended February 28, 2003	For the period March 3, 2000 (Inception) Through December 31, 2003
Revenues	$—	$—	$—

Operating Expenses:
Advertising and promotion	392	—	17,056
Auto expenses	27,815	—	32,997
Insurance	—	—	10,561
Professional fees	29,692	20,960	65,762
Office expenses	15,300	2,487	57,097
Rent	10,800	1,000	26,570
Salaries	331,234	150,000	725,479
Payroll taxes	21,888	—	29,105
Telephone and utilities	7,412	1,139	23,965
Web development/Consulting costs	41,873	21,361	198,657
Depreciation	10,186	11,451	40,472
Travel and entertainment	73,747	30,691	167,980
Other	12,477	1,073	64,049

Total operating expenses	582,816	240,162	1,459,750

Operating loss	(582,816)	(240,162)	(1,459,750)

Other income (expense):
Loss on disposal of fixed assets	—	(4,656)	(6,901)
Interest income	164	—	813
Interest expense	(27,345)	(27,200)	(92,645)

Total other income (expense)	(27,181)	(31,856)	(98,733)

Loss before income taxes	(272,018)	(609,997)	(1,558,483)
Provision for income taxes	800	800	2,400

Net loss	$(610,797)	$(272,818)	$(1,560,883)

Net loss per share	$(.05)	$(.05)	$(.23)

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE PERIOD MARCH 3, 2000 (INCEPTION)
THROUGH DECEMBER 31, 2003

				Deficit Accumulated During the Development Stage
	Common Stock
			Additional Paid-in Capital
	Shares	Amount
Balance, March 3, 2000	—	$—	$—	$—
Common stock issued to officer and director on March 3, 2000	5,000,000	500	(290)	—
Net loss for the period March 3, 2000 (inception) through February 28, 2002	—	—	—	(677,268)

Balance, February 28, 2002	5,000,000	500	(290)	(677,268)
Net loss for the year ended February 28, 2003	—	—	—	(272,818)

Balance, February 28, 2003	5,000,000	500	(290)	(950,086)
Common stock issued in connection with the acquisition of subsidiary on August 30, 2003	20,012,500	2,001	1,455,193	—
Net loss for the ten months ended December 31, 2003	—	—	—	(610,797)

Balance, December 31, 2003	25,012,500	$2,501	$1,454,903	$(1,560,883)

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Ten Months Ended December 31, 2003	For the Year Ended February 28, 2003	For the period March 3, 2000 (Inception) Through December 31, 2003
Cash flows from operating activities:
Net loss	$(610,797)	$(272,818)	$(1,560,883)
Adjustments to reconcile net loss to cash provided by operating activities:
Expenses paid directly by related party creditors	17,324	66,715	84,039
Loss on disposal of fixed assets	—	4,656	6,901
Depreciation	10,186	11,451	40,472
Contributions from stockholders	210	—	55,515
Common stock issued for services	—	150,000	318,000
Increase in prepaid expenses and accrued interest receivable	(2,460)	—	(2,460)
Increase in accounts payable and accrued expenses	44,791	27,940	111,646

Net cash used by operating activities:	(540,746)	(12,056)	(946,770)

Cash flows from investing activities:
Cash loaned to related party	(125,000)	—	(125,000)
Purchase of property and equipment	(16,655)	—	(85,658)
Web site development costs capitalized	(70,000)	—	(185,000)
Film development costs capitalized	(4,000)	—	(4,000)

Net cash used by investing activities	$(215,655)	$—	$(399,658)

Cash flows from financing activities:
Issuance of common stock	$885,000	$—	$966,500
Cash contributed by stockholders	2,000	10,850	117,390
Proceeds from related party borrowings	—	1,000	393,137
Repayment of related party borrowings	(50,000)	—	(50,000)

Net cash provided by financing activities	837,000	11,850	1,427,027

Net increase (decrease) in cash	80,599	(206)	80,599
Cash, beginning of period	—	206	—

Cash, end of period	$80,599	$—	$80,599

Interest paid	$145	$—	$1,879

Income taxes paid	$1,600	$—	$1,600

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Business and Significant Accounting Policies

        a.    Summary of Business

        Burnam Management, Inc. was incorporated under the laws of the State of Delaware on March 3, 2000. The Company was formed to seek business opportunities. On August 30, 2003, the Company entered into a share exchange agreement with Public Media Works, Inc., a private company formed to pursue opportunities in the film/TV and entertainment industry. The Company plans to utilize the concept of interactive marketing. Interactive marketing is a new method to market, promote and produce films. The new marketing method will presell product placement in films to help fund production costs in the initial stages. The share exchange agreement is essentially a reverse merger with Public Media Works, Inc., the surviving company. The Company's name has been changed to Public Media Works, Inc.

        The Company has not commenced principal operations and is considered a "Development Stage Company" as defined by the Financial Accounting Standards Board Statement No. 7.

        b.    Principles of Consolidation

        The consolidated financial statements contain the accounts of the company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

        c.    Cash Flows

        For purposes of the statement of cash flows, the company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

        d.    Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods based on estimated useful lives of five to seven years.

        e.    Net Loss Per Share

        The net loss per share calculation is based on the weighted average number of shares outstanding during the period.

        f.    Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2.    Cash—Credit Risk

        The Company maintains its cash balance in one financial institution located in Studio City, California. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2003, the Company's uninsured cash balance totals $2,323.

3.    Note Receivable, Related Party

        On December 19, 2003, the Company loaned $125,000 to Old Tucson Corporation, a company owned by a stockholder of Public Media Works, Inc. The note receivable matures on June 20, 2004 and bears interest at 4%. The note is secured by the stockholder's stock in Public Media Works, Inc. Interest income related to the note was $164 for the period ended December 31, 2003.

4.    Unamortized Intangible Asset

        In September 2000, the Company initiated development of its interactive marketing web site which will be used to market, promote and produce films/TV in the entertainment industry. The concept is new and the web site has many unique proprietary rights. The company is starting to seek patents on some of the new intellectual properties. The web site was launched in January 2004. At December 31, 2003, the useful life of the intangible asset can not be determined as the competitive and economic factors have yet to be determined. When they are determined, the Company will begin amortization of the capitalized costs.

        At December 31, 2003 and February 28, 2003, the web site development costs capitalized are $185,000 and $115,000, respectively. Costs incurred internally to maintain the web site have been recognized as an expense when incurred.

5.    Film Development Costs

        At December 31, 2003, the Company has capitalized $4,000 for the purchase of an original screenplay. The Company intends to develop the screenplay into a feature film within the next three years.

6.    Notes Payable, Stockholders

        The Company has notes payable with two stockholders. The balance at December 31, 2003 and February 28, 2003 was $427,176 and $459,852, respectively. The notes are unsecured and due on demand. Interest is being charged at 8% on $340,000. The remaining amount is non-interest bearing.

7.    Issuance of Common Stock

        The Company is authorized to issue 100,000,000 shares of common stock at $.0001 par value.

        On March 3, 2000, 5,000,000 shares of common stock were issued for services rendered with an aggregate consideration of $210.

        On August 30, 2003, 20,012,500 shares of common stock were issued in a share exchange agreement with a private company, Public Media Works, Inc. (PMW). PMW is a wholly-owned subsidiary of the Company and is considered the survivor. Burnam Management, Inc. has no assets, liabilities or operations at the time of the merger; therefore, a pro forma statement of operations is not provided.

8.    Stock Options and Warrants

        No options or warrants are outstanding to acquire the Company's common stock.

9.    Income Taxes

        The provision for income tax consists of the following components at December 31, 2003 and February 28, 2003:

	December 31, 2003	February 28, 2003
Current:
Federal income taxes	$—	$—
State income taxes	800	800
Deferred	—	—

	$800	$800

        The following reconciles income taxes reported in the financial statements to taxes that would be obtained by applying regular tax rates to income before taxes:

	December 31, 2003	February 28, 2003
Expected tax benefit using regular rates	$(207,399)	$(92,486)
State minimum tax	800	800
Valuation allowance	207,399	92,486

Tax Provision	$800	$800

        Due to the Company being in the development stage and incurring net operating losses, a valuation allowance has been provided to reduce deferred tax assets to the amount that is more likely to be realized. The net deferred tax assets consist of the following components:

	December 31, 2003	February 28, 2003
Deferred tax assets	$523,642	$317,671
Valuation allowance	(523,642)	(317,671)
Deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

        The Company has loss carryforwards totaling $1,249,137 that may be offset against future federal income taxes. If not used, the carryforwards will expire as follows:

Operating Losses
2020	$380,704
2021	128,030
2022	125,383
2023	615,020

$1,249,137

        10.    Development Stage and Operating Deficits

        As shown in the accompanying financial statements, the Company incurred a net loss of $610,797 and $272,818, respectively, during the ten months ended December 31, 2003 and year ended February 28, 2003 and accumulated losses of $1,560,883 since opening for business in 2000. The Company's current liabilities exceed its current assets by $330,763 at December 31, 2003. These factors create an uncertainty as to the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the success of raising additional capital through the issuance of common stock and the ability to generate operating revenue. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

        None.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Our Articles of Incorporation and our Bylaws provide for the indemnification of a present or former director or officer. We indemnify any of our directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include expenses, including attorney's fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as one of our officers or directors. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our directors or officers. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Delaware Law

        Pursuant to the provisions of Delaware law, the Corporation shall indemnify its directors, officers and employees as follows: every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Item 25. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the company in connection with the sale of the common stock being registered. We have agreed to pay all costs and expenses relating to the registration of our common stock. All amounts are estimated.

SEC Registration Fee	$1,267
EDGAR Conversion Fees	$1,500
Blue Sky Qualification Fees and Expenses	$250
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$5,000
Printing and Engraving	$500
Miscellaneous	$500

Total	$14,017

Item 26. Recent Sales of Unregistered Securities.

        We have 25,012,500 shares of common stock issued and outstanding. 20,000,000 shares were issued on August 29, 2003 as a part the Share Exchange Agreement with Public Media Works, Inc. Between April, 2003 and December, 2003, the Company sold 2,212,500 shares at a price of $0.40 per share. All stock was issued based on a valuation by the Board of Directors.

Item 27. Exhibits.

Exhibit Number	Name and/or Identification of Exhibit
3.	Articles of Incorporation & By-Laws
	(a)	Articles of Incorporation of Burnam Management, Inc. filed on March 3, 2000 (previously filed)
	(b)	Amendment to Articles of Incorporation filed on August 29, 2003 (previously filed)
	(c)	Bylaws of Burnam Management, Inc. (previously filed)
5.	Opinion on Legality Attorney Opinion Letter
23.	Consent of Experts and Counsel
	(a)	Consent of Counsel, incorporated by reference to Exhibit 5 of this filing (previously filed)
	(b)	Consent of Independent Auditor

Item 28. Undertakings.

        In this Registration Statement, we are including undertakings required pursuant to Rule 415 of the Securities Act and Rule 430A under the Securities Act.

        Under Rule 415 of the Securities Act, we are registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

        Based on the above-referenced facts and in compliance with the above-referenced rules, we include the following undertakings in this Registration Statement:

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   To include any material information distribution not previously disclosed in the material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, California on February 18, 2004.

PUBLIC MEDIA WORKS, INC.
By:	/s/ THOMAS A. SZABO By: Thomas A. Szabo Its: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ THOMAS A. SZABO Thomas A. Szabo Chairman and Chief Executive Officer	February 18, 2004
/s/ CORBIN BERNSEN Corbin Bernsen President	February 18, 2004
/s/ SHAUN D.C. EDWARDES Shaun D.C. Edwardes Executive Vice President	February 18, 2004

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TABLE OF CONTENTS
PART I: INFORMATION REQUIRED IN PROSPECTUS
  Item 3. Summary Information and Risk Factors.
FINANCIAL SUMMARY INFORMATION
RISK FACTORS
  Item 4. Use of Proceeds
  Item 5. Determination of Offering Price
  Item 6. Dilution
  Item 7. Selling Security Holders.
  Item 8. Plan of Distribution.
  Item 9. Legal Proceedings.
  Item 10. Directors, Executive Officers, Promoters and Control Persons.
  Item 11. Security Ownership of Certain Beneficial Owners and Management.
  Item 12. Description of Securities.
  Item 13. Interest of Named Experts and Counsel.
  Item 14. Disclosure of Commission Position of Indemnification for Securities Act
  Item 15. Organization Within Last Five Years.
  Item 16. Description of Business.
  Item 17. Management's Discussion and Plan of Operation
  Item 18. Description of Property.
  Item 19. Certain Relationships and Related Transactions.
  Item 20. Market for Common Equity and Related Stockholder Matters.
  Item 21. Executive Compensation.
  Item 22. Financial Statements.
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2003 AND FEBRUARY 28, 2003
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) TABLE OF CONTENTS
INDEPENDENT AUDITORS' REPORT
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED BALANCE SHEETS
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED STATEMENTS OF OPERATIONS
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE PERIOD MARCH 3, 2000 (INCEPTION) THROUGH DECEMBER 31, 2003
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED STATEMENTS OF CASH FLOWS
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
SIGNATURES